Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

First State Bancorporation Receives Approval
to Acquire Access Anytime and NMFC

Albuquerque NM--December 20, 2005--First State Bancorporation (NASDAQ:FSNM) New Mexico's largest locally managed bank holding company today announced that approval has been received from the shareholders of Access Anytime Bancorp, Inc. (Access Anytime) and New Mexico Financial Corporation (NMFC) in addition to the Federal Reserve Bank of Kansas City for its acquisitions of Access Anytime and NMFC.

"The approval of the shareholders of Access Anytime, the shareholders of NMFC, and the Federal Reserve Bank are another key step towards completion of these acquisitions," commented President and Chief Executive Officer Michael R. Stanford. "Our management team is working diligently with the Access Anytime and NMFC staff on a detailed timeline of tasks to complete the transition process for these transactions," continued Stanford.

The acquisitions of Access Anytime and NMFC are expected to close in early January 2006.

On Monday, December 19, 2005, First State's stock closed at $24.43 per share.

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). The discussions regarding our growth strategy, expansion of operations in our markets, competition, loan and deposit growth, timing of new branch openings, expansion opportunities including expanding our mortgage division market share, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as "believe," "expect," "may," "will," "should," "seek," "approximately," "intend," "plan," "estimate," or "anticipate" or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors' responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State's filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fsbnm.com.